Exhibit 99.1

May 5, 2021

Hayward Holdings Announces First Quarter Fiscal Year 2021 Financial Results

Continued Strong Demand Drives Sales Growth And Margin Expansion; Structural Trends Support 2021 Guidance And Long-Term Growth Outlook

FIRST QUARTER FISCAL 2021 HIGHLIGHTS

•	Net sales increased 96% year-over-year to $334.4 million

•	Net Income improved to $36.9 million from a net loss of $10.4 million year-over-year

•	Adjusted Net Income increased to $63.6 million from $14.3 million year-over-year

•	Adjusted EBITDA increased 200% year-over-year to $107.3 million; Adjusted EBITDA margin expanded 1,110 basis points to 32.1%

FULL YEAR FISCAL 2021 GUIDANCE HIGHLIGHTS

•	Net sales growth of 40% to 45%

•	Adjusted EBITDA of $360 million to $390 million; up 55% to 68% year-over-year

BERKELEY HEIGHTS, N.J. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (“Hayward”) (NYSE: HAYW), a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems, today announced financial results for the first quarter ended April 3, 2021 of its fiscal year 2021.

CEO COMMENTS

“We are very pleased to report exceptional results following our recent initial public offering,” commented Kevin Holleran, Hayward’s Chief Executive Officer. “During the first quarter we experienced tremendous demand for our pool equipment as investment in the outdoor living space remained a focal point for consumers. Hayward’s agile manufacturing capabilities, supply chain advantages, strong competitive positioning and innovative product offering allowed us to accelerate production capacity and to be well positioned to capitalize on the strong demand environment. As we look forward, we believe we will deliver strong results given favorable market dynamics, a strong backlog of new pool builds, a growing installed base, increased usage, impact of current price increases, and product upgrades.”

FIRST QUARTER FISCAL 2021 CONSOLIDATED RESULTS

Net sales increased by 96% to $334.4 million for the first quarter of fiscal 2021. Net sales growth was primarily the result of higher volumes, as residential pool equipment sales continued to benefit from strong demand for pool upgrades and increasing new pool construction, an acceleration of outdoor living trends and increased pricing.

Gross profit increased by 112% to $159.9 million for the first quarter of fiscal 2021. Gross profit margin increased 340 basis points to 47.8%. The increase in gross margin was driven by higher sales volumes, a favorable mix of higher margin sales and manufacturing leverage, partially offset by inflationary cost increases.

Selling, general, and administrative (“SG&A”) expenses increased by 54% to $66.5 million for the first quarter of fiscal 2021. As a percentage of net sales, SG&A decreased 550 basis points to 19.9%, compared to the prior year period. Research, development, and engineering expenses were essentially flat at $4.8 million for the first quarter of fiscal 2021.

Operating income increased by 533% to $79.8 million for the first quarter of fiscal 2021. The increase in operating income was driven by higher net sales and improved operating leverage partially offset by increased SG&A related to volume and IPO costs.

Net interest expense decreased by 7% to $18.3 million for the first quarter of fiscal 2021 due to reduced interest rates on our floating rate debt and a comparative reduction in the use of our ABL Facility in the first quarter of fiscal 2021. Additionally, we incurred $5.8 million of debt extinguishment costs during the first quarter of fiscal 2021, associated with the $356 million debt repayment made on March 19, 2021 with proceeds from our IPO.

During the quarter we incurred an income tax expense of $15.2 million compared to a tax benefit of $3.0 million for the prior year period.

Net Income increased by 455% to $36.9 million for the first quarter of fiscal 2021. Adjusted Net income increased by 344% to $63.6 million.

Adjusted EBITDA increased by 200% to $107.3 million for the first quarter of fiscal 2021. Adjusted EBITDA margin expanded 1,110 basis points to 32.1%. Margin expansion was primarily driven by higher net sales and operating leverage.

Undistributed earnings, used as the numerator in our EPS computation, is reduced by a non-cash charge due to the beneficial conversion feature related to the redemption of Class A shares for common shares. Such non-cash charge is treated as a deemed dividend which in turn reduces undistributed earnings. There is no current or future income statement impact.

FIRST QUARTER FISCAL 2021 SEGMENT RESULTS

North America

Net sales increased by 105% to $271.5 million for the first quarter of fiscal 2021. The increase was driven by higher sales of residential pool equipment and increased pricing.

Segment income increased by 280% to $85.8 million for the first quarter of fiscal 2021. Adjusted segment income increased by 220% to $95.8 million.

Europe & Rest of World

Net sales increased by 66% to $62.9 million for the first quarter of fiscal 2021. The increase was primarily driven by continued strong demand for pool products and a favorable impact from foreign currency exchange.

Segment income increased by 166% to $14.9 million for the first quarter of fiscal 2021. Adjusted segment income increased by 147% to $15.8 million.

BALANCE SHEET and LIQUIDITY

Net debt to Adjusted EBITDA for the last twelve months was 3.3 times compared to 5.2 times as of December 31, 2020. The reduction in total debt and leverage reflects the repayments of our debt using the proceeds from our March 2021 IPO.

As of April 3, 2021, Hayward had cash and cash equivalents of $13.8 million and approximately $183.0 million available for future borrowings under our ABL Facility.

OUTLOOK

Hayward is providing its outlook for the full year fiscal 2021. Hayward expects net sales growth of 40% to 45% year-over-year, and Adjusted EBITDA of $360 million to $390 million, or a growth range of 55% to 68% year-over-year. The financial outlook reflects strong first quarter results, a robust order file providing sales visibility, continued strength across product categories, and sustained market demand for the full year 2021.

Reconciliation for the forward-looking full year fiscal 2021 Adjusted EBITDA outlook is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Hayward management cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.

CONFERENCE CALL INFORMATION

Hayward will hold a conference call to discuss the results today, Wednesday, May 5, 2021 at 9:00 a.m. (ET).

To access the live conference call, please register for the call in advance by visiting http://www.directeventreg.com/registration/event/8708016. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and a unique conference call code for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company's website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (800) 585-8367 or (416) 621-4642. The conference ID for the replay is 8708016. The replay will be available until 11:59 p.m. Eastern Time on May 19, 2021.

ABOUT HAYWARD HOLDINGS, INC.

Hayward Holdings, Inc. (NYSE: HAYW) is a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems. Hayward designs, manufactures and markets a full line of innovative, energy-efficient pool and spa equipment, with brands including AquaVac®, AquaRite®, ColorLogic®, Navigator®, OmniLogic®, OmniHub™, TriStar®, Super Pump®, TurboCell®, pHin™, CAT Controllers®, HCP Pumps and Saline C® Series.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by, and information currently available to management. These statements include, but are not limited to, statements about the Company’s financial position; business plans and objectives; general economic and industry trends; operating results; and working capital and liquidity and other statements contained in this presentation that are not historical facts. When used in this presentation, words such as “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to us are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements.

The Company has based these forward-looking statements largely on management’s current expectations and projections about future events and financial trends that management believes may affect the Company’s business, financial condition and results of operations. Important factors that could affect the Company’s future results and could cause those results or other outcomes to differ materially from those indicated in the forward-looking statements include the following: our ability to execute on our growth strategies and expansion opportunities; our ability to maintain favorable relationships with suppliers; our relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell our products to pool owners; competition from national and global companies, as well as lower cost manufacturers; impacts on our business from the sensitivity of our business to seasonality and unfavorable economic and business conditions; our ability to identify emerging technological and other trends in our target end markets; our ability to develop, manufacture and effectively and profitably market and sell our new planned and future products; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; our ability to attract and retain senior management and other qualified personnel; regulatory changes and developments affecting our current and future products; volatility in currency exchange rates; our ability to service our existing indebtedness and obtain additional capital to finance operations and our growth opportunities; impacts on our business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses; our ability to establish and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; the impact of changes in laws, regulations and administrative policy, including those that limit US tax benefits or impact trade agreements and tariffs; the outcome of litigation and governmental proceedings; impacts on our business from the COVID-19 pandemic; and other risks and uncertainties set forth under “Risk Factors” in the prospectus for the Company’s initial public offering.

The forward-looking statements in this presentation represent management’s views as of the date of this presentation. Unless required by United States federal securities laws, the Company neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations.

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), including adjusted net income, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income, adjusted segment income margin and net debt. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income (loss) or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Hayward Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	April 3, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$13.8	$114.9
Accounts receivable, net of allowances of $1.4 and $1.4, respectively	349.1	140.2
Inventories, net	159.4	145.3
Prepaid expenses	10.8	10.3
Other current assets	14.9	13.7
Total current assets	548.0	424.4
Property, plant, and equipment, net of accumulated depreciation of $56.3 and $51.9, respectively	142.1	142.3
Goodwill	919.4	920.3
Trademark	736.0	736.0
Customer relationships, net	264.0	271.5
Other intangibles, net	103.8	106.7
Other non-current assets	7.0	5.9
Total assets	$2,720.3	$2,607.1

Liabilities, Redeemable Stock and Stockholders' Equity
Current liabilities
Current portion of the long-term debt	$2.1	$2.8
Accounts payable	75.0	69.6
Accrued expenses and other liabilities	138.0	141.8
Income taxes payable	19.5	4.4
Total current liabilities	234.6	218.6
Long-term debt, net	991.8	1,300.3
Deferred tax liabilities, net	274.9	273.6
Other non-current liabilities	12.3	10.9
Total liabilities	1,513.6	1,803.4
Commitments and contingencies
Redeemable stock
Class A stock $0.001 par value, no shares authorized, issued, or outstanding at April 3, 2021; 1,500,000 shares authorized, 872,598 issued and 869,823 outstanding at December 31, 2020	—	594.5
Class C stock $0.001 par value, no shares authorized, issued, or outstanding at April 3, 2021 and 100 shares authorized, issued, and outstanding at December 31, 2020	—	—

Stockholders' equity
Common stock $0.001 par value, 750,000,000 authorized; 231,120,757 issued and outstanding at April 3, 2021; 3,846,960 issued and 2,772,900 outstanding at December 31, 2020	0.2	—
Additional paid-in capital	1,052.7	10.3
Common stock in treasury; 4,698,584 and 4,340,310 at April 3, 2021 and December 31, 2020, respectively	(3.9)	(3.7)
Retained earnings	154.4	203.0
Accumulated other comprehensive income (loss)	3.3	(0.4)
Total stockholders' equity	1,206.7	209.2
Total liabilities, redeemable stock and stockholders' equity	$2,720.3	$2,607.1

Hayward Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited, dollars in millions, except per share data)

	Three Months Ended
	April 3, 2021	March 28, 2020
Net sales	$334.4	$170.2
Cost of sales	174.5	94.6
Gross profit	159.9	75.6
Selling, general, and administrative expenses	66.5	43.3
Research, development, and engineering	4.8	4.7
Acquisition and restructuring related expense	—	5.5
Amortization of intangible assets	8.8	9.5
Operating income	79.8	12.6
Interest expense, net	18.3	19.6
Loss on extinguishment of debt	5.8	—
Other expense, net	3.6	6.4
Total other expense	27.7	26.0
Income (loss) from operations before income taxes	52.1	(13.4)
Provision (benefit) for income taxes	15.2	(3.0)
Net income (loss)	$36.9	$(10.4)

Comprehensive income, net of tax
Net income (loss)	$36.9	$(10.4)
Foreign currency translation adjustments, net of tax expense of $1.1 million and net of tax benefit of $3.1 million, respectively	1.7	(11.1)
Change in fair value of derivatives, net of tax expense of $.6 million and net of tax benefit of $2.0 million, respectively	1.8	(7.0)
Comprehensive income (loss)	$40.5	$(28.5)

Income (loss) per common share
Basic	$(0.85)	$(8.80)
Diluted	$(0.85)	$(8.80)

Weighted average common shares outstanding
Basic	57,377,822	1,204,555
Diluted	57,377,822	1,204,555

Hayward Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions, except per share data)

	Three Months Ended
	April 3, 2021	March 28, 2020
Cash flows from operating activities
Net income (loss)	$36.9	$(10.4)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation	4.7	4.6
Amortization of intangible assets	10.4	10.8
Amortization of deferred debt issuance costs	1.4	1.3
Stock-based compensation	10.6	0.7
Deferred income taxes	(0.3)	1.3
Increase (decrease) in allowance for bad debts	—	(0.1)
Loss on debt extinguishment	5.8	—
Accounts receivable	(210.0)	(102.5)
Inventories	(15.4)	(6.5)
Other current and non-current assets	(0.3)	1.9
Accounts payable and accrued expenses and other liabilities	24.4	1.1
Net cash (used in) provided by operating activities	(131.8)	(97.8)

Cash flows from investing activities
Purchases of property, plant, and equipment	(4.8)	(3.9)
Purchases of intangibles	(0.2)	(0.4)
Proceeds from settlements of investment currency hedge	0.4	0.4
Net cash (used in) provided by investing activities	(4.6)	(3.9)

Cash flows from financing activities
Proceeds from issuance of common stock from IPO	377.4	—
IPO stock issuance costs	(25.8)	—
Proceeds from issuance of Class A common stock	0.3	0.1
Payments of long-term debt	(364.6)	(3.5)
Net change in revolving credit facility	48.8	152.9
Payments of capital leases	(0.2)	—
Purchase of common stock for treasury	(0.2)	(2.0)
Net cash (used in) provided by financing activities	35.7	147.5
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(0.6)
Change in cash and cash equivalents and restricted cash	(101.1)	45.2
Cash and cash equivalents and restricted cash, beginning of period	114.9	47.2
Cash and cash equivalents and restricted cash, end of period	$13.8	$92.4

Supplemental disclosures of cash flow information
Cash paid-interest	$16.9	$12.0
Cash paid-income taxes	$0.1	$0.8

Total Segment Income to Income from Operations Reconciliation

The following table presents a reconciliation of segment income to income from operations before income taxes (in millions):

	Three Months Ended
	April 3, 2021	March 28, 2020
Total segment income	$100.7	$28.2
Corporate expense, net	12.1	0.6
Acquisition and restructuring related expense	—	5.5
Amortization of intangible assets	8.8	9.5
Operating income	79.8	12.6
Interest expense, net	18.3	19.6
Loss on extinguishment of debt	5.8	—
Other expense, net	3.6	6.4
Total other expense	27.7	26.0
Income (loss) from operations before income taxes	$52.1	$(13.4)

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

Following is a reconciliation from net income to adjusted EBITDA (in millions):

	Three Months Ended		Increase	Percentage
	April 3, 2021	March 28, 2020	(Decrease)	Change
Net income (loss)	$36.9	$(10.4)	$47.3	(454.8)%
Depreciation	4.7	4.6	0.1	2.2%
Amortization	10.4	10.9	(0.5)	(4.6)%
Interest expense	18.3	19.6	(1.3)	(6.6)%
Income taxes	15.2	(3.0)	18.2	n/m
Loss on extinguishment of debt	5.8	—	5.8	n/m
EBITDA	91.3	21.7	69.6	320.7%
Stock-based compensation (a)	10.6	0.7	9.9	n/m
Sponsor management fees (b)	0.1	0.2	(0.1)	(50.0)%
Currency exchange items (c)	3.8	6.1	(2.3)	(37.7)%
Acquisition and restructuring related expense, net (d)	0.4	7.0	(6.6)	(94.3)%
Other (e)	1.1	0.1	1.0	n/m
Total Adjustments	$16.0	$14.1	$1.9	13.5%
Adjusted EBITDA	$107.3	$35.8	$71.5	199.7%
Adjusted EBITDA margin	32.1%	21.0%

(a)	Represents non-cash stock-based compensation expense related to equity awards issued and includes the post IPO vesting of certain performance based stock options and restricted stock awards for the three months ended April 3, 2021
(b)	Represents discretionary fees paid to our Sponsors for management services rendered pursuant to a management agreement with the Company. These payments ceased as of the effective date of our initial public offering on March 12, 2021.
(c)	Represents non-cash mark to market gains on foreign currency contracts.
(d)	Adjustments in the three months ended March 28, 2020 primarily include $5.5 million of business restructuring related costs, $0.8 million of severance and retention costs, and $1.3 million of operating losses related to an early stage product business acquired in 2018 that is being phased out in 2021. Adjustments in the three months ended April 3, 2021 is mostly related to the same early stage product business previously mentioned.
(e)	Includes expenses incurred in preparation for our initial public offering and transaction related bonuses for the three months ended April 3, 2021.

Adjusted Segment Income Reconciliation

(Non-GAAP Reconciliation)

Following is a quarterly reconciliation from segment income to adjusted segment income (in millions):

	Three Months Ended
	April 3, 2021	March 28, 2020
Segment income	$100.7	$28.2
Depreciation	4.7	4.4
Amortization	1.6	1.3
Stock-based compensation	4.2	0.5
Currency exchange items	—	0.4
Acquisition and restructuring related expense, net (a)	0.4	1.9
Other (b)	—	(0.4)
Total Adjustments	10.9	8.1
Adjusted segment income	$111.6	$36.3
Adjusted segment income margin	33.4%	21.3%

(a)	Includes non-recurring severance expenses, and operating losses of approximately $1.3 million related to an early stage product business acquired in 2018 that Is being phased out in 2021 for the three months ended March 28, 2020, compared to a $0.4 million operating loss for the three months ended April 3, 2021.
(b)	Includes professional fees, additional health and safety expenses related to Covid-19, and other miscellaneous costs we believe are not representative of our ongoing business operations for the three months ended March 28, 2020.

Following is a reconciliation from segment income to adjusted segment income for North America (in millions):

	Three Months Ended
	April 3, 2021	March 28, 2020
Segment income	$85.8	$22.6
Depreciation	4.3	4.1
Amortization	1.6	1.3
Stock-based compensation	3.7	0.4
Acquisition and restructuring related expense, net (a)	0.4	1.9
Other (b)	—	(0.4)
Total Adjustments	10.0	7.3
Adjusted segment income	$95.8	$29.9
Adjusted segment income margin	35.3%	22.6%

(a)	Includes non-recurring severance expenses, and operating losses of approximately $1.3 million related to an early stage product business acquired in 2018 that is being phased out in 2021 for the three months ended March 28, 2020, compared to a $0.4 million operating loss for the three months ended April 3, 2021
(b)

Includes professional fees, additional health and safety expenses related to Covid-19, and other miscellaneous costs we believe are not representative of our ongoing business operations for the three months ended March 28, 2020.

Following is a reconciliation from segment income to adjusted segment income for Europe & Rest of World (in millions):

	Three Months Ended
	April 3, 2021	March 28, 2020
Segment income	$14.9	$5.6
Depreciation	0.4	0.3
Stock-based compensation	0.5	0.1
Currency exchange items (a)	—	0.4
Total Adjustments	0.9	0.8
Adjusted segment income	$15.8	$6.4
Adjusted segment income margin	25.1%	16.9%

(a)	Represents currency exchange impact.

Adjusted Net Income Reconciliation

(Non-GAAP Reconciliation)

Following is a reconciliation of Net Income to Adjusted Net Income (in millions):

Adjusted Net Income Year over Year Comparison	Three Months Ended
	April 3, 2021	March 28, 2020	$ Change	% Change
Net Income	$36.9	$(10.4)	$47.3	454.8%
Adjustments and Amortization:
EBITDA Adjustments	16.0	14.1	1.9	13.5%
Loss on extinguishment of debt	5.8	0.0	5.8	—%
Amortization	10.4	10.9	(0.5)	(4.6)%
Tax Effect	(9.3)	(5.6)	(3.7)	65.3%

Pro Forma Adjustment:
Interest Savings	5.4	6.9	(1.5)	(21.7)%
Tax Effect	(1.6)	(1.6)	0.0	0.9%
Adjusted Net Income	$63.6	$14.3	$49.3	344.3%

CONTACTS

Investor Relations Contact:

Hayward Investor Relations:

908-288-9706

investor.relations@hayward.com

Media Relations Contact:

Lisa Wolford

917-846-0881

lwolford@soleburytrout.com

Source: Hayward Holdings, Inc